Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Healthy Green Group Holding Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, par value $0.001 per share	457	(a)	$17,250,000	$	[ ]	$17,250,000	(2)	$110.20 per $1,000,000	$1,900.95
	Equity	Representative’s warrants for Ordinary Shares	457	(i)	187,500		—	—		—	(3)
	Equity	Ordinary shares, par value $0.001 per share, issuable upon exercise of the representative’s warrants at 120% of the public offering price)			$900,000	$	[ ]	$900,000		$110.20 per $1,000,000	$99.18

Fees Previously Paid
Carry Forward Securities
	Total Offering Amounts							$18,150,000			$2,000.18
	Total Fees Previously Paid										$0
	Total Fee Offsets										$0
	Net Fee Due										$2,000.18

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Includes 562,500 Ordinary Shares which the underwriters have the option to purchase to cover over-allotments.
(3)

In accordance with Rule 457(i), the entire registration fee for the representatives warrants is allocated to the Ordinary Shares underlying the warrants,

and no separate fee is payable for the warrants.